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                                                                   Exhibit 10.11

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of the 1st day of July, 2001 (the "Effective Date") by and between Belden & Blake Corporation, an Ohio corporation ("Employer"), and John L. Schwager ("Executive").

         WHEREAS, Executive presently serves as Chief Executive Officer of Employer pursuant to the terms of an Employment Agreement, dated as of June 1, 1999, as amended by the first and second amendment thereto (the "Prior Agreement"); and

         WHEREAS, Employer desires to continue to employ Executive as its Chief Executive Officer as of and after the Effective Date and Executive desires to be so employed by Employer, upon the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive, intending to be legally bound, agree as follows:

         1. EMPLOYMENT. Employer hereby employs Executive as its Chief Executive Officer upon the terms and conditions and for the compensation herein provided. Executive hereby agrees to be so employed and to fulfill the duties of Chief Executive Officer. Executive shall also serve as a member of Employer's Board of Directors. This Agreement shall, as of the Effective Date, replace the Prior Agreement in its entirety. The term of Executive's employment under this Agreement shall commence on the Effective Date and end on the third anniversary of that date. The term may be extended only by the written agreement of the parties. Upon termination of Executive's employment at or after the end of term, as such term may be extended, Executive and his spouse shall be entitled to the benefit described in Section 4(c)(iv) of this Agreement.

         2. DUTIES AND POWER. For so long as Executive is employed by Employer, Executive agrees as follows: to devote his full and exclusive business time and attention to the business of Employer and of any subsidiaries or affiliates of Employer (excluding reasonable vacations and sick leave in accordance with Employer's policies consistent with his position) and to perform all duties in a professional and prudent manner. As Chief Executive Officer, Executive shall report directly to the Board of Directors of Employer, have no other officer or employee of Employer senior to him and have full power, authority, duties and responsibilities customarily associated with the position as Chief Executive Officer, including, without limitation, authority, direction and control over day-to-day business, financial and personnel matters of Employer, subject to the lawful and reasonable policies and guidelines as may be established by the Board of Directors of Employer. Executive agrees to devote his full business time to the performance of services hereunder and not to engage in any other activity or own any interest that would conflict with the interest of Employer or would interfere with his

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responsibilities to Employer and the performance of his duties hereunder;
provided, however, that: (i) passive investments of less than 5% of the outstanding securities of any corporation shall be deemed not to violate this provision; (ii) Executive may engage in activities involving charitable, educational, religious, industry, trade and similar types of organizations, speaking engagements and similar type activities to the extent that such other activities do not detract from the performance by Executive of his duties and obligations hereunder; and (iii) Executive may serve as an outside director of other companies to the extent that such service does not involve a conflict of interest and does not detract in any material respect from the performance by Executive of his duties and obligations hereunder. Executive shall perform his duties at Employer's office in North Canton, Ohio, except that a reasonable amount of business-related travel may be required.

         3. COMPENSATION AND BENEFITS. For all services rendered by Executive pursuant to this Agreement, Employer shall compensate Executive as follows:

         (a) BASE COMPENSATION. Subject to the terms and conditions set forth herein, Employer (or, at Employer's option, any subsidiary or affiliate of Employer for which Executive also provides services hereunder) shall pay to Executive a salary of at least $325,000 per annum on and after July 1, 2001 and $350,000 on and after January 1, 2003. Such annual compensation as it may be increased from time to time shall be referred to herein as the "Base Compensation". Executive's Base Compensation will be paid in accordance with Employer's customary payroll practices (but not less frequently than monthly), and will be prorated based upon the number of days elapsed in any partial year. Subject to the minimum Base Compensation requirements set forth above, Base Compensation shall be reviewed annually by the Compensation Committee of Employer's Board of Directors and may be further increased at the sole discretion of such Committee.

         (b) BONUS. Executive may be awarded an annual bonus based on the attainment of certain goals to be agreed upon by Executive and Employer's Board of Directors on or before March 1 of the applicable year. Such annual bonus is targeted to be 50% of Executive's Base Compensation (the "Target Bonus"), but may be increased (up to a maximum of 100% of Base Compensation) or decreased by the Board of Directors in its discretion depending on the extent to which the goals are exceeded or not met. Notwithstanding the foregoing, in the event that a Change in Control (as defined below) shall occur, Executive shall be entitled to a minimum guaranteed bonus for each of the fiscal year of Employer in which such Change in Control occurs (the "Current Year") and the immediately preceding fiscal year (the "Preceding Year") of 50% of Executive's Base Compensation for each such year (the "Minimum Bonus"). The Minimum Bonus for the Current Year and the Preceding Year shall be paid on the closing date of the Change in Control transaction; provided, however, that, in the case of the Minimum Bonus for the Preceding Year, if the closing of such Change in Control transaction occurs after the payment date of Executive's bonus for the Preceding Year, then, on the closing date of Change in Control transaction, Employer shall pay to Executive an amount equal to the excess, if any, of the Minimum Bonus for the Preceding Year over the amount of bonus theretofore paid to Executive with respect to


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the Preceding Year; provided, however, that if such bonus paid with respect to the Preceding Year equals or exceeds the Minimum Bonus that would otherwise be due under this Section 3(b) with respect to such Preceding Year upon the closing of the Change in Control transaction, then no such Minimum Bonus for the Preceding Year shall be paid. In addition to the foregoing, Executive shall be entitled to receive (i) an Annual Retention Bonus of $330,000 on each June 30 of 2002, 2003 and 2004 if he is still in the employ of Employer on each such date, payment of such Annual Retention Bonuses to be accelerated and paid in full upon the closing date of any Change in Control transaction, and (ii) a Special Retention Bonus of $1,000,000 to be paid on the closing date of any Change in Control transaction that occurs during, or within six (6) months after the expiration of, the term of this Agreement, provided such Special Retention Bonus shall not be payable if Executive is employed as the Chief Executive Officer of the surviving company in such Change in Control transaction.

         (c) BENEFITS. Executive shall be entitled, as an employee of Employer, to employee retirement and welfare benefits, perquisites and other executive benefits substantially comparable to those employee benefits made available to the senior executive management of Employer, including, but not limited to, 401(k) plan and medical benefit plan participation and no less than five (5) weeks of vacation per year. For purposes of the vacation entitlement, Executive shall receive credit for his prior 32 years of service in the industry.

         (d) CERTAIN REIMBURSEMENTS. Executive shall be entitled to reimbursement by Employer for financial and tax planning advisory services at rates customary to the local area and for uninsured expenses associated with an annual physical examination by a physician selected by him. In addition, in each year during the term of this Agreement, Executive shall be entitled to perform up to three (3) weeks of his service hereunder at a health resort of Executive's choosing. During any such stay at a health resort, Executive shall be expected to perform services as Chief Executive Officer of the Company, but his hours shall be at his sole discretion. Employer shall reimburse Executive for all expenses associated with such stay, and Employer shall further pay Executive an amount determined by its accountants to be equal to Executive's federal, state and local taxes on the foregoing reimbursement (the "Health Resort Tax Gross-Up") and the federal, state and local taxes on the Health Resort Tax Gross-Up, all to the end that Executive be held harmless, on an after-tax basis, from the tax impact thereof. Employer will also reimburse Executive for reasonable attorneys' fees and expenses incurred in connection with review of this Agreement by Executive's attorney. In addition, Employer shall pay Executive an amount determined by its accountants to be equal to Executive's federal, state and local taxes on the foregoing reimbursement (the "Legal Expense Tax Gross-up") and the federal, state and local taxes on the Legal Expense Tax Gross-up, all to the end that Executive be held harmless, on an after-tax basis, from the tax impact thereof. Notwithstanding the foregoing, the total amount paid or reimbursed to Executive under this Section 3(d) shall not exceed $35,000 in any calendar year.

         (e) EXPENSES. Executive shall be entitled to reimbursement by Employer for his ordinary and necessary business expenses incurred in the performance of his duties



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under this Agreement if supported by reasonable documentation as required by
Employer in accordance with its usual practices.

         (f) LIABILITY FOR TAXES. Except as otherwise provided in Section 3(d) and Section 4(f), Employer shall have no liability for any tax liability of Executive attributable to any payment made under this Agreement except for customary employer liability for federal and state employee taxes (e.g., social security, Medicare, etc.). Employer may withhold from any such payment such amounts as may be required by applicable provisions of the Internal Revenue Code, other tax laws, and the rules and regulations of the Internal Revenue Service and other tax agencies in effect at the time of any such payment.

         4.       TERMINATION OF EMPLOYMENT.

         (a) TERMINATION NOTICE. Notwithstanding any other provision contained in this Agreement, either Executive or Employer may terminate Executive's employment hereunder at any time with or without Cause (as defined below) at its or his election upon prior written notice (a "Termination Notice") to the other. A Termination Notice shall be effective upon delivery to the other party and the termination shall be effective as of the date set forth in such Termination Notice (hereinafter, the "Termination Date').

         (b) DEFINITION OF "CAUSE". For purposes of this Agreement, the term "Cause" shall mean Executive's personal dishonesty, fraud or deceit, willful misconduct, a serious breach of a fiduciary duty involving personal profit, conviction of a felony (including via a guilty or nolo contendere plea), willful neglect of duties by Executive or material breach by Executive of the provisions of Sections 2, 6, 7 or 8 of this Agreement; provided, however, that unsatisfactory job performance shall not be considered Cause for termination of the Executive's employment by the Company. Executive shall be afforded a reasonable opportunity to cure any willful neglect of his duties and any other alleged material breach of this Agreement according to the following terms. Employer's Board of Directors shall give Executive written notice stating with reasonable specificity the nature of the circumstances determined by the Board of Directors in good faith to constitute willful neglect or other material breach. Executive shall have thirty (30) days from his receipt of such notice to cure such circumstances or such breach if such breach is reasonably susceptible to cure. If, in the reasonable good faith judgment of the Board of Directors, the alleged breach is not reasonably susceptible to cure, or such circumstances or material breach has not been satisfactorily cured within such thirty (30) day cure period, such neglect of duties or material breach shall thereupon constitute "Cause" hereunder.

         (c) TERMINATION WITHOUT CAUSE. Employer may terminate Executive's employment under this Agreement at any time with or without any Cause shown. Upon any such termination without Cause, or upon a resignation by Executive with Good Reason as described in Section 4(e), Executive shall be entitled to the following:

                  (i) For the period from the termination date through the then-remaining term of this Agreement (the "Continuation Period"), Executive shall



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                           be entitled to continuation of his base salary, at
                           the rate in effect on the termination date. This salary continuation shall be payable in accordance with Employer's regular payroll practices. The amount, if any, of such salary continuation that remains unpaid upon the occurrence of a Change in Control shall be accelerated and paid in full upon the closing date of such Change in Control transaction.

                  (ii) For each month commencing with the month in which the date of termination occurs and ending with the last month of the Continuation Period, Employer shall pay to Executive a payment equal to one-twelfth (1/12) of Executive's Target Bonus for the fiscal year in which the date of termination occurs. The amount, if any, of such monthly payments that remains unpaid upon the occurrence of a Change in Control shall be accelerated and paid in full upon the closing date of such Change in Control transaction.

                  (iii) Executive shall receive the Annual Retention Bonuses as and when such amounts would have been payable had Executive's employment continued for the balance of the term of this Agreement. The amount, if any, of such Annual Retention Bonuses that remains unpaid upon the occurrence of a Change in Control shall be accelerated and paid in full upon the closing date of such Change in Control transaction.

                  (iv) Executive and his spouse shall be entitled to continued health benefits on the same basis as if Executive had continued as an active employee of Employer until Executive attains Medicare benefit eligibility. For the longer of the duration of the Continuation Period, or two years following the date of termination, Employer shall bear the full cost thereof, and thereafter Executive shall bear such cost at Employer's COBRA rate. With the approval of Executive, which approval shall not be unreasonably withheld, Employer may provide the foregoing coverage through the acquisition of insurance or other means provided that the benefits are substantially similar to the benefits provided under Employer's health benefit plans as in effect from time to time.

                  (v) If a Change in Control occurs within six (6) months following the date of termination, Executive shall receive the $1,000,000 Special Retention Bonus on the closing Date of such Change in Control transaction.

         Notwithstanding the foregoing, the aggregate amount of the payments to Executive under clauses (i), (ii), (iii) and (v) above shall not exceed $1,990,000. If the payments under clauses (i), (ii), (iii) and (v) above must be reduced in accordance with the immediately preceding sentence, such reduction shall be effected by reducing the



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payments in the inverse of the order in which they are due to be paid and on a pro rata basis to payments due on the same date.

         All of the above severance payments and benefits shall be subject to normal withholding of taxes and other authorized deductions. Executive acknowledges and agrees that the provisions of this Section 4(c) state his entire and exclusive rights, entitlements and remedies against Employer, its successors, assigns, affiliates, employees and representatives for termination without any Cause shown by Employer; provided, however, that the Executive also shall be entitled to receive all salary, bonus, benefits and expense reimbursement which have accrued as of the Termination Date. The payments provided in this Section 4(c) are conditioned upon and subject to the Executive complying with the restrictive covenants provided in Sections 6 and 7 hereof and upon the Executive executing a general release and waiver (in a form substantially similar to the form attached hereto as Exhibit A). Except as provided in Section 4(f), if applicable, Employer shall have no additional obligations under this Agreement.

         (d) TERMINATION FOR DEATH OR PERMANENT DISABILITY. In the event that Executive's employment by Employer is terminated because of death or Permanent Disability (as defined below), then, subject to all applicable laws, Executive (or Executive's estate) shall be entitled to receive only that salary, bonus, benefits and expense reimbursements which have accrued as of the Termination Date, and Executive, or, in the event of Executive's death, Executive's surviving spouse, if any, shall be entitled to the benefit described in Section 4(c)(iv). For purposes of this Agreement, "Permanent Disability" shall mean the inability of Executive, by reason of any ailment or illness, or physical or mental condition, to devote substantially all of his time during normal business hours to the daily performance of Executive's duties as required under this Agreement for a continuous period of six (6) months, as reflected in the opinions of three qualified physicians, one of which has been selected by Employer, one of which has been selected by Executive, and one of which has been selected by the other two physicians, jointly.

         (e) TERMINATION FOR CAUSE OR TERMINATION BY THE EXECUTIVE. In the event that Executive elects to terminate his employment under this Agreement (except as otherwise provided below), or if Executive is terminated for Cause, then Executive shall not be entitled to receive any severance pay or compensation except such base compensation, benefits, bonuses and expense reimbursement as shall have accrued prior to the Termination Date. Notwithstanding any provision of this Agreement to the contrary, in the event Executive elects to terminate his employment either (i) following the occurrence of any event constituting Good Reason (as defined below) or (ii) for any reason after the occurrence of a Change of Control (as defined below in Section 5(g)(iii)) regardless of the reason for such termination, such termination shall be deemed to constitute a termination by Employer without Cause, and Executive shall be entitled to all of the payments and benefits set forth in Section 4(c). For purposes of this Agreement, "Good Reason means any of the following: (i) a substantial and adverse change in Executive's status or position as Chief Executive Officer and a key employee of Employer, or a substantial reduction in the duties and responsibilities previously exercised by Executive, or any failure to reappoint or reelect Executive to, such position,


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except in connection with the termination of Executive's employment for Cause or
Permanent Disability, or as a result of Executive's death; (ii) a reduction (other than for Cause) by Employer in Executive's Base Compensation; (iii) a relocation of Executive's principal place of work to any location that is more than 25 miles from Canton, Ohio; (iv) a sale or other exchange or transfer (whether by merger, reorganization or otherwise) of substantially all of the shares or assets of Employer; or (v) a material breach of the provisions of the Agreement by Employer. Notwithstanding the foregoing, a termination of employment by Executive will be deemed to be for "Good Reason" only if Executive elects to terminate employment within ninety (90) days after he knows or should know that an event constituting Good Reason has occurred; provided, however, that Executive's continued employment following the occurrence of such an event shall not constitute consent to, or a waiver of rights with respect to, any other event constituting Good Reason hereunder. Executive acknowledges and agrees that the provisions of this Section state his entire and exclusive rights, entitlements and remedies against the Employer, its successors, assigns, affiliates and representatives if he elects to terminate his employment and/or is terminated with Cause. The payments provided in this Section 4(e) are conditioned upon and subject to the Executive complying with the restrictive covenants provided in Sections 6 and 7 hereof and upon the Executive executing a general release and waiver (in a form substantially similar to the form attached hereto as Exhibit A). Except as provided in Section 4(f), if applicable, Employer shall have no additional obligations under this Agreement.




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         (f)      CERTAIN ADDITIONAL OBLIGATIONS OF EMPLOYER.

                  (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit or payment or distribution by Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any Applicable Interest and Penalties (as defined below) with respect to such excise tax (such excise tax, together with any Applicable Interest and Penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up-Payment") in an amount such that after payment by Executive of all taxes (including any Applicable Interest and Penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Agreement, "Applicable Interest and Penalties" means all interest and penalties payable by Executive with respect to excise tax imposed under Section 4999 of the Internal Revenue Code other than interest or penalties determined by the Accounting Firm (as defined below) to be primarily attributable to unreasonable delay on the part of Executive.

                  (ii) Subject to the provisions of Section 4(f)(iii), all determinations required to be made under this Section 4(f), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Employer's regular outside independent public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Executive within 15 business days of the Effective Date of Termination, if applicable, or such earlier time as is requested by Employer. The initial Gross-Up Payment, if any, as determined pursuant to this Section 4(f)(ii), shall be paid to Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 4(f)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment



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                           that has occurred and any such Underpayment shall be
                           promptly paid by Employer to or for the benefit of Executive.

                  (iii) Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the later of either (i) the date Executive has actual knowledge of such claim, or (ii) ten days after the Internal Revenue Service issues to Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give Employer any information reasonably requested by Employer relating to such claim, (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, (iii) cooperate with Employer in good faith in order effectively to contest such claim, (iv) permit Employer to participate in any proceedings relating to such claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest. Without limitation of the foregoing provisions of this Section 4(f)(iii), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive, on an



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                           interest-free basis and shall indemnify and hold
                           Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations requested or acceded to by Executive at Employer's request and relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (iv) If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 4(f)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Employer's complying with the requirements of Section 4(f)(iii)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 4(f)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (v) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by such state, municipality, or subdivision with respect to receipt of such Payment, the foregoing provisions of this Section 4(f) shall apply, mutatis mutandis, with respect to such special tax.

                  (vi) Employer will reimburse Executive for reasonable attorneys' fees and expenses incurred following the occurrence of a Change in Control in connection with the enforcement of any of Executive's rights under this Agreement provided that Executive substantially prevails in such action. In addition, Employer shall pay Executive an amount determined by its accountants to be equal to Executive's federal, state and local taxes on the foregoing reimbursement (the "Enforcement Expense Tax Gross-up") and the federal, state and



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                           local taxes on the Enforcement Expense Tax Gross-up,
                           all to the end that Executive be held harmless, on an after-tax basis, from the tax impact thereof.

         5.       STOCK OPTIONS.

         (a) TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. Subject to the terms and conditions of this Agreement, Employer granted to Executive, effective June 1, 1999, an option ("Option") to purchase 139,383 shares of common stock of Employer. The Option granted pursuant to this first paragraph of Section 5(a) is referred to in this Agreement as the "Initial Option."

         Effective March 22, 2000, Employer granted to Executive an additional Option to purchase 69,692 shares of common stock of Employer (the "March 2000 Option").

         Effective as of December 31, 2001, Employer grants to Executive an additional Option to purchase 100,000 shares of common stock of Employer (the "December 2001 Option") and the parties agree to the cancellation and termination of the Option to purchase 25,000 shares of common stock of Employer at an exercise price of $3.59 per shares that was granted to Executive prior to the date of this Agreement.

         References in this Agreement to the "Options" shall be deemed to refer to the Initial Option, the March 2000 Option and the December 2001 Option. References in this Agreement to the "Option Shares" shall be deemed to refer to the shares of common stock of Employer issuable upon exercise of the Options.

         (b) VESTING. The Initial Option shall be vested as follows: One-fourth (1/4) of the Option Shares (I.E., 34,845 shares) shall vest and be exercisable on June 1, 2000 and one-twelfth (1/12) of the remaining Option Shares (I.E., 8,711 shares) shall vest and be exercisable at the end of each three (3) month period thereafter until all Option Shares have vested, provided, however, in order for Option Shares eligible to vest for any period to vest, Executive must have remained an executive or member of the Board of Directors of Employer from the date hereof through the last day of the relevant period. The Board of Directors of Employer, in its discretion, may from time to time accelerate the vesting of any or all of the Option Shares.

         The March 2000 Option shall be vested as follows: One-fourth (1/4) of the Option Shares (I.E., 17,423 shares) shall vest and be exercisable on March 22, 2001, and of the remaining Option Shares, 4,356 Option Shares shall vest and be exercisable at the end of each of the first eleven three (3) month periods thereafter, and 4,353 Option Shares shall vest and be exercisable at the end of the twelfth three month period thereafter, until all such Option Shares have vested, provided, however, in order for Option Shares eligible to vest for any period to vest, Executive must have remained an executive or member of the Board of Directors of Employer from the date hereof through the last day of the relevant period. The Board of Directors of Employer, in its discretion may from time to time accelerate the vesting of any or all of the Option Shares.

         The December 2001 Option shall be vested as follows: One-fourth (1/4) of the Option Shares (I.E., 25,000 shares) shall vest and be exercisable on June 30, 2003, and of the remaining Option Shares, 25,000 Option Shares shall vest and be exercisable at the end of each of September 30, 2003, December 31, 2003 and March 31, 2004, until all such Option Shares have vested, provided, however, in order for Option Shares eligible to vest for any period to vest, Executive must have remained an executive or member of the Board of Directors of Employer from the date hereof through the last day of the relevant period. The Board of Directors of Employer, in its discretion may from time to time accelerate the vesting of any or all of the Option Shares.

         (c)      EXERCISE PRICE AND METHOD OF PAYMENT.

                  (i) EXERCISE PRICE. The exercise price (the "Exercise Price") of the Initial Option shall be $0.01 per share. The Exercise Price of the March 2000 Option shall be $0.21 per share and the Exercise Price of the December 2001 Option shall be $2.14 per share.

                  (ii) METHOD OF PAYMENT. Payment of the Exercise Price per share, together with payment of any tax withholding amounts, is due in full upon exercise of any or all vested Option Shares. Executive may elect, to the extent permitted by applicable statutes and regulations, to make payment of the Exercise Price and the tax withholding amounts under one of the following alternatives:

                           (A) Payment of the exercise price per share in cash (including check) at the time of exercise;

                           (B) Payment by delivery of already-owned shares of common stock of Employer, owned free and clear of any liens, claims, encumbrances or security interests, or by having withheld shares of common stock otherwise issuable upon exercise of the Option, which common stock shall be valued at its fair market value on the date of exercise; or

                           (C) Payment by any combination of the methods of payment permitted by Sections 5(c)(ii)(A) and 5(c)(ii)(B).

                  (iii) WHOLE SHARES. The Options may not be exercised for any number of Option Shares which would require the issuance of anything other than whole shares.

         (d)      APPLICABLE LAWS OR REGULATIONS.

                  (i) Executive acknowledges and understands that neither the Options, the Option Shares nor any other of the securities of Employer have been registered under the Securities Act of 1933, as amended (the "Act"), or qualified under any state securities laws or regulations ("Blue Sky Laws") in reliance upon the nonpublic offering exemption from the registration requirements of the Act and similar exemptions under the Blue Sky Laws. Executive hereby acknowledges and agrees that he is acquiring the Options and any Option Shares which he may subsequently acquire, solely for his own account and not with a view to or for sale in connection with any distribution of the Options or Option Shares, and that Executive either (A) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his own interests in connection with the acquisition of the Option Shares, or (B) has a preexisting personal or business relationship with Employer or one or more of its officers, directors or controlling persons. In the event Executive exercises any of the Options as provided herein, Executive consents to the placement of any and all legends on any certificates evidencing ownership of the Option Shares and all restrictions on transfer of the Option Shares which may, in the determination of Employer or its counsel, be appropriate or required by law.

                  (ii) Employer's obligations to sell and deliver Option Shares are subject to, and conditional upon, such compliance as Employer deems necessary or advisable with federal and state laws, rules and regulations applying to the authorization, issuance, listing or sale of securities, and the Options may not be exercised unless (A) the Option Shares have been registered under a then currently effective registration statement under the Act, or (B) a determination is made by counsel to Employer that such registration is not required under applicable securities laws.

                  (iii) Executive shall indemnify, defend and hold harmless Employer and its officers, directors and stockholders from and against any and all claims, demands, losses, costs, expenses (including without limitation attorney's fees) that arise from, relate to or result from any breach of, or failure of Executive to perform, any of Executive's representations, warranties or covenants set forth in Section 5(d)(i).

         (e)      TERM.

                  (i) The term of the Options commences on the applicable date of grant thereof, as set forth above, and shall automatically expire on June 1, 2009 (the "Expiration Date") unless the Options expire sooner as set forth below. In no event may the options be exercised on or after the Expiration Date.

                  (ii) The Options shall terminate prior to the Expiration Date as follows:

                           (A) If Executive ceases to be an employee or director of Employer, whichever last occurs, for any reason other than death, retirement or disability or expiration of the term of this Agreement, the Options may be exercised (to the extent that Executive was entitled to exercise the same on the date of such cessation) within a period of three (3) months following such cessation, but not later than the expiration date described in
                                    Section 5(e)(i), and upon expiration of such period, the Options shall terminate; PROVIDED, HOWEVER, that the Options will immediately terminate if Executive's employment is terminated by Employer for Cause.

                           (B) If Executive ceases to be an employee or director of Employer, whichever last occurs, by reason of death, retirement or permanent disability, or upon expiration of the term of this Agreement, the Options may be exercised (to the extent Executive was entitled to exercise the same on the date of such cessation of service) within a period of twelve (12) months following such cessation, but not later than the expiration date described in Section 5(e)(i), and upon expiration of such period, the Options shall terminate.

         (f)      EXERCISE.

                  (i) This Options may be exercised by Executive from time to time, to the extent Option Shares have vested, by delivering a notice of exercise in the form set forth in Exhibit A hereto, or such other form then designated by Employer (the "Notice of Exercise") together with the aggregate exercise price to the corporate secretary of Employer, or to such other person as Employer may designate, during regular business hours, together with such additional documents as Employer may then require in its discretion. The date of exercise shall be the date of Employer's receipt of the Notice of Exercise.

                  (ii)     By exercising the Options, Executive agrees that:

                           (A) as a precondition to the completion of any exercise of the Options, Employer may require Executive to enter an arrangement providing for the payment by Executive to Employer of any tax withholding obligation of Employer arising by reason of: (1) the exercise of the Options; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise. Executive also agrees that any exercise of the Options has not been completed and that Employer is under no obligation to issue any common stock to Executive until such an arrangement is established or Employer's tax withholding obligations are satisfied, as reasonably determined by Employer; and

                           (B) Employer (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any equity securities of Employer under the Act, require that Executive not sell or otherwise transfer or dispose of any shares of common stock or other securities of Employer during such period (not to exceed one hundred eighty
                                    (180) days or, if less, the period of time any other executive officer of Employer is so restricted) following the effective date of the registration statement of Employer filed under the Act as may be requested by Employer or the representative of the underwriters. Executive further agrees that Employer may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

         (g)      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

                  (i) In the event of any change in the number or nature of issued and outstanding shares of common stock of Employer by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of Employer, which increases, decreases, or exchanges the shares of common stock of Employer for a different number or kind of shares or other securities, an appropriate and proportionate adjustment (to the extent necessary or appropriate, as determined by the Board of Directors of Employer, in its discretion) shall be made in (A) the number of shares or other securities subject to the Options, and (B) the Exercise Price.

                  (ii) In the event of a merger, consolidation, sale or exchange of all or substantially all of the assets of Employer, or other corporate reorganization of Employer, other than a Change in Control (as hereinafter defined), the Board of Directors of Employer, in its discretion, may, but is not obligated to do, either of the following: (A) pay in cash the difference between the Exercise Price and the consideration receivable in the transaction by a holder of common stock of Employer for the number of Option Shares unexercised, whether or not vested, or
                           (B) provide that Executive shall receive, upon exercise of the Options, the stock or other securities, cash or property to which Executive would have been entitled if Executive had exercised the Options and had been a holder of record of shares of common stock of employer on the record date fixed for determination of holders of shares of common stock of Employer entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Exercise Price of the Option Shares, with adjustments as set forth in Section 5(g)(i).

                  (iii) In the event of a Change in Control, all Option Shares shall immediately become exercisable in full. For purposes of this Agreement, a "Change in Control" shall mean the following and shall be deemed to occur if:

                           (A) As a result of any transaction, any of the following occur (1) the Permitted Holders no longer beneficially own (within the meaning of Rule 13d-3 promulgated under the securities Exchange Act of 1934, as amended), in the aggregate, at least 25% of the outstanding shares of common stock of Employer ("Outstanding Common Stock"), (2) the Permitted Holders no longer beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, at least 50% of the combined voting power of Employer's then outstanding securities entitled to vote generally in the election of directors ("Employer Voting Securities"), or (3) any Person other than the Permitted Holders becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of an amount of Employer Voting Securities (as defined below) that is greater than the amount of Employer Voting Securities that are then beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, by the Permitted Holders; or

                           (B) Prior to the occurrence of an underwritten public offering of the Company's equity securities, any of the following events occurs:

                                    (x) Any individual, entity or group (within
                                        the meaning of Section 13(d)(3) or
                                        14(d)(2) of the Securities Exchange Act
                                        of 1934, as amended) (each, a "Person"), other than a Permitted Holder, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of the Employer Voting Securities; or

                                    (y) Consummation by Employer of the sale or
                                        other disposition by Employer of all or
                                        substantially all of Employer's assets
                                        or a merger, consolidation or other
                                        reorganization of Employer with any
                                        other Person, other than:

                                        (1)     a merger, consolidation or other
                                                reorganization that would result
                                                in the voting securities of
                                                Employer outstanding immediately
                                                prior thereto (or, in the case
                                                of a reorganization or merger or
                                                consolidation that is preceded
                                                or accomplished by an
                                                acquisition or series of related
                                                acquisitions by any person, by
                                                tender or exchange offer or
                                                otherwise, of voting securities
                                                representing 50% or more of the
                                                combined voting power of all
                                                securities of Employer,
                                                immediately prior to such
                                                acquisition or the first
                                                acquisition in such series of
                                                acquisitions) continuing to
                                                represent, either by remaining
                                                outstanding or by being
                                                converted into voting securities
                                                of another entity, more than 50%
                                                of the combined voting power of
                                                the voting securities of
                                                Employer or such other entity
                                                outstanding immediately after
                                                such reorganization or merger or
                                                consolidation (or series of
                                                related transactions involving
                                                such a reorganization or merger
                                                or consolidation), or

                                        (2)     a merger, consolidation or other
                                                reorganization effected to
                                                implement a recapitalization or
                                                reincorporation of Employer (or
                                                similar transaction) that does
                                                not result in a material change
                                                in beneficial ownership of the
                                                voting securities of Employer or
                                                its successor; or

                           (C) Following the occurrence of an underwritten public offering of Employer's equity securities, any of the following events occur:

                                    (w)     the acquisition in one or more
                                            transactions by any Person, other
                                            than a Permitted Holder, becomes the
                                            beneficial owner (within the meaning
                                            of Rule 13d-3 promulgated under the
                                            Securities Exchange Act of 1934, as
                                            amended) of greater than thirty
                                            percent (30%) of the Employer Voting
                                            Securities; or

                                    (x)     the consummation of a merger,
                                            reorganization, consolidation, share
                                            exchange, transfer of assets or
                                            other transaction having similar
                                            effect involving Employer, unless,
                                            following such transaction, stock
                                            possessing at least fifty percent
                                            (50%) of the outstanding Employer
                                            Voting Securities of the corporation
                                            resulting from such transaction is
                                            beneficially owned, directly or
                                            indirectly, by Permitted Holders, or
                                            Persons who were beneficial owners
                                            of the Employer Voting Securities
                                            immediately prior to such
                                            transaction; or

                                    (y)     individuals who are members of the
                                            Board of Directors of Employer as of
                                            the Effective Date of this Agreement
                                            (the "Incumbent Directors") cease
                                            for any reason to constitute at
                                            least a majority of the members of
                                            the Board; provided, however, that
                                            any individual becoming a director
                                            subsequent to the date of this
                                            Agreement whose appointment to the
                                            Board or nomination for election by
                                            Employer was approved by a vote of
                                            at least a majority of the Incumbent
                                            Directors then in office (unless
                                            such appointment or election was at
                                            the request of an unrelated third
                                            party who has taken steps reasonably
                                            calculated to result in a Change in
                                            Control as described in paragraphs
                                            (w) or (x) above and who has
                                            indicated publicly an intent to seek
                                            control of Employer) shall be
                                            treated from the date of his or her
                                            appointment or election as an
                                            Incumbent Director; or

                                    (z)     consummation of a complete
                                            liquidation or dissolution of
                                            Employer.

         For purposes of this Agreement, "Permitted Holders" means (i) TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P. (the "Investors"), (ii) any investment partnership or fund management by the principals of TPG II, (iii) any partners of the Investors, (iv) members of the immediate family of the persons described in (iii) and trusts for the benefit of members of their immediate family, (iv) the respective affiliates (within the meaning ascribed to such term in Rule 405 of the Securities Act of 1933, as amended) of Persons described in (i) through (iv), and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Employer's equity securities.

         (h) DELIVERY OF CERTIFICATES, RIGHTS IN OPTION SHARES. Upon the due exercise of the Options in accordance with the provisions of this Agreement, Employer shall deliver to the Executive at the main office of Employer, or such other place as shall be mutually acceptable, a certificate or certificates representing such shares of common stock to which the Options shall have been so exercised. Neither Executive, his estate nor his transferees by will or the laws of descent and distribution shall be, or have any rights or privileges of, a stockholder of Employer with respect to any Option Shares issuable upon exercise of the Options, unless and until certificates representing such Option Shares shall have been issued and delivered.

         (i) TRANSFERABILITY. These Options are not transferable, except by will or by the laws of descent and distribution, and shall be exercisable only by Executive during the life of Executive. Notwithstanding the foregoing, by delivering written notice to Employer, in a form satisfactory to Employer, Executive may designate a third party who, in the event of the death of Executive, shall thereafter be entitled to exercise the Options.

         (j) NO EMPLOYMENT RIGHT. Nothing in the Options shall be deemed to create in any way whatsoever any obligation on the part of Executive to continue in the employ of Employer, or of Employer to continue employment of Executive with Employer. In addition, nothing in the Options shall obligate Employer or any affiliate of Employer, or their respective stockholders, board of directors, officers, or employees to continue any relationship which Executive might have as a director or consultant for Employer or affiliate of Employer.

         6.       NONDISCLOSURE.

         (a) CONFIDENTIAL INFORMATION. Executive hereby acknowledges that in connection with his employment by Employer he will be exposed to and may obtain certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Executive or otherwise has been or is made available to him) regarding the business and operations of Employer and its subsidiaries or affiliates. Executive further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by Employer. For purposes of this Agreement, such information and procedures shall be referred to as "Confidential Information," except that the following shall not be considered Confidential Information: (i) information disclosed on a non-confidential basis to third parties by Employer (but not by Executive in violation of this Agreement), (ii) information released from confidential treatment by written consent of Employer, and (iii) information lawfully available to the general public.

         (b) USE OF CONFIDENTIAL INFORMATION. Executive agrees that all Confidential Information is and will remain the property of Employer. Executive further agrees, except as otherwise required by law and for disclosures occurring in the good faith performance of his duties for Employer, while employed by Employer hereunder and thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person, entity or third party, other than Employer and authorized executives of the same, to use or otherwise gain access to any Confidential Information.

         (c) TRADE SECRET. It is the intention of the parties that to the extent any Confidential Information may constitute a "trade secret" as defined by Ohio law, then, in addition to the remedies set forth in this Agreement, Employer may elect to bring an action against Executive in the case of any actual or threatened misappropriation of any such trade secret by Executive.

         (d) NO REMEDY AT LAW. Regardless of whether any of the Confidential Information shall constitute a trade secret as defined by Ohio law, Executive expressly recognizes and agrees that the restrictions contained in this Section 6 represent a reasonable and necessary protection of the legitimate interests of Employer, that his failure to observe and comply with his covenants and agreements herein will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by Executive could cause, and that a remedy at law for such failure by Executive will be inadequate.

         7.    NON-INTERFERENCE, NON-SOLICITATION AND NON-COMPETITION COVENANTS.

         (a) ACKNOWLEDGMENT OF ACCESS. Pursuant to this Agreement, Executive has agreed to become Chief Executive Officer of Employer and to comply with the non-disclosure provisions contained in Section 6 hereof. Executive recognizes and acknowledges that he will be given access to certain of Employer's Confidential Information (as defined in Section 6(a)), and have access to and authority to develop relationships with customers of Employer because of his position and status as Employer's Chief Executive Officer, which he would not otherwise attain. In consideration of the foregoing, Executive agrees to comply with the terms of this Section 7.

         (b) RESTRICTED PERIOD. The restraints imposed by this Section 7 shall apply during any period that Executive continues to receive payment of Base Compensation hereunder, and for a period of one year thereafter (the "Restricted Period"); provided, however, that, notwithstanding anything contained herein to the contrary, the restraints imposed by this Section 7 shall not apply following the termination of Executive's employment with Employer by Employer without Cause. In the event that any Court having jurisdiction should find that the Restricted Period is so long and/or the scope (distance) (as set forth below) is so broad as to constitute an undue hardship on Executive, then, in such event only, the Restricted Period and area limitations shall be valid for the maximum time and area for which they could be legally made and enforced.

         (c) COVENANT. During the Restricted Period, Executive shall not, as an executive (other than as an executive of Employer or an affiliate thereof), employee, employer, stockholder, officer, director, partner, consultant, advisor, proprietor, lender, provider of capital or other ownership, operational or management capacity, directly or indirectly, (i) solicit or hire any employee of Employer or otherwise interfere with or disrupt the employment relationship between Employer and any employee, (ii) solicit or do business with (A) Employer's customers with whom Employer did business while Executive was employed under this Agreement, or (B) individuals or entities who Executive met as a result of his position with Employer while Executive was employed under this Agreement, that (in the case of either clause (A) or (B)) results in competition with Employer in any county, parish or other comparable jurisdiction within a state, province or nation located in North America in which any of such customers have operations (other than customers whose business relationship with Employer has terminated for at least 90 days) or in which Employer has conducted business while Executive was employed under this Agreement (collectively, the "Restricted Area"), or (iii) be associated with any entity engaged in the business of oil and/or gas exploration, development, production, distribution and/or marketing in the Restricted Area that results in competition with Employer (but excluding association due to ownership of less than 5% of the outstanding securities of any such entity).

         (d) REASONABLENESS. Executive expressly recognizes and agrees that the restraints imposed by this Section 7 are (i) reasonable as to time, geographic limitation and scope of activity to be restrained; (ii) reasonably necessary to the enjoyment by Employer of the value of its assets and to protect its legitimate interests; and (iii) not oppressive. Executive further expressly recognizes and agrees that the restraints imposed by this Section 7 represent a reasonable and necessary restriction for the protection of the legitimate interests of Employer, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 7 will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Executive of his ability to earn a reasonable living in the oil and gas industry or otherwise, and that Executive has acquired knowledge and skills in his field that will allow him to obtain employment without violating these covenants and agreements. Executive further expressly acknowledges that he has been encouraged to and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

         8. MEMORANDA, NOTES, RECORDS, ETC. All memoranda, notes, records, software, customer lists or other documents (including, but not limited to, those in electronic form) made or compiled by Executive or otherwise made available to him concerning the business of Employer or its subsidiaries or affiliates shall be Employer's property and shall be delivered to Employer upon the expiration or termination of Executive's employment hereunder or at any other time upon request by Employer, and Executive shall retain no copies of those documents; provided, however, that Executive may retain copies of personal information and information concerning his compensation and benefits entitlements and other employee rights. Executive shall never at any time have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Employer.

         9. ENFORCEMENT. The parties hereto recognize that the covenants of Executive hereunder are special, unique and of extraordinary character. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which Employer may have in the event of any breach of this Agreement, Employer shall be entitled, and hereby is expressly and irrevocably authorized by Executive, INTER ALIA, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive of, the covenants and agreements contained herein. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent Employer from seeking such other remedy in the courts as it may elect or invoke.

         10.      MISCELLANEOUS.

         (a) NON-DELEGATION OF DUTIES. Executive may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of Employer. Any such purported delegation or assignment in the absence of such written consent shall be null and void with no force or effect. Notwithstanding the foregoing, nothing herein shall prevent Executive from the appropriate delegation of tasks to other executives, employees, assistants and other service providers.

         (b) BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns and any receiver, trustee in bankruptcy or representative of the creditors of each such person. Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of Employer in accordance with the operation of law and such successor shall be deemed the "Employer" for purposes of this Agreement.

         (c) SURVIVAL OF COVENANTS. Notwithstanding anything contained in this Agreement, in the event Executive's employment is terminated for any reason whatsoever, the covenants and agreements of Executive contained in Sections 4, 5, 6, 7, 8, 9 and 10, and the covenants of Employer contained in Sections 4 and 5 hereof shall survive any such termination and shall not lapse except as provided herein.

         (d) SEVERABILITY/MODIFICATION. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

         (e) GOVERNING LAW. This Agreement is entered into in Ohio, and the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Ohio without regard to the laws of conflicts of laws thereof.

         (f) ARBITRATION. In the event of any dispute, controversy or claim between Employer and Executive arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement (other than with respect to provisions under Section 4(f) of this Agreement), either Employer or Executive may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within 30 days after one party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association (the "AAA") in Canton, Ohio. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration shall take place in Canton, Ohio, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.

         (g) EFFECTIVENESS; ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereof, and it supersedes all previous and contemporaneous negotiations, commitments, writings and understandings. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.

         (h) NOTICES. Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is to be given (or to the appropriate address below), or on the third day after mailing if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, or by courier, addressed as follows, or to such other person at such other address as any party may request in writing to the other party to this Agreement:

         To Executive:              John L. Schwager
         ------------               c/o Belden & Blake Corporation
                                    5200 Stoneham Road
                                    North Canton, Ohio 47720

         To Employer:               Belden & Blake Corporation
                                    5200 Stoneham Road
                                    North Canton, Ohio 47720

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

         (i) HEADINGS. The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

         (j) INDEMNIFICATION. Employer shall defend and hold Executive harmless to the fullest extent permitted by applicable law in connection with any civil or criminal claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of Employer, or of any other person or enterprise at the request of Employer. Expenses incurred by Executive in defending any such claim, action, suit, investigation or proceeding shall be paid by Employer in advance of the final disposition thereof upon the receipt by Employer of an undertaking by or on behalf of Executive to repay said amount if it shall ultimately be determined that Executive is not entitled to be indemnified hereunder; provided, however, that this indemnification arrangement shall not apply to a nonderivative action commenced by Employer against Executive. The foregoing shall be in addition to, and shall not be deemed to limit in any respect, any indemnification rights Executive may have by law, contract, charter, by-law or otherwise.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the Effective Date.

                                    EXECUTIVE:

                                    /s/ John L. Schwager
                                    ---------------------------------------
                                    John L. Schwager


                                    EMPLOYER:

                                    BELDEN & BLAKE CORPORATION,
                                    an Ohio Corporation

                                    By:  /s/ William S. Price III
                                         ---------------------------------------
                                         William S. Price III
                                         Chairman of the Compensation Committee
                                         of the Board of Directors

                                    EXHIBIT A

                           GENERAL RELEASE AND WAIVER

                  In consideration of the payments and benefits (the "Termination Benefits") to which the undersigned (the "Executive") is entitled under Section 4(c) of the Amended and Restated Employment Agreement, dated
 (the "Employment Agreement"), by and between the Executive and Belden & Blake Corporation (the "Employer"), and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive agrees as follows:

                  1. CONFIRMATION OF TERMINATION. The Executive's employment with the Employer shall terminate as of _____________________ (the "Termination Date").

                  2. GENERAL RELEASE AND WAIVER

                  (a) EXECUTIVE HEREBY RELEASES, REMISES AND ACQUITS EMPLOYER AND ALL OF ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY REFERRED TO HEREIN AS THE "RELEASEES"), JOINTLY AND SEVERALLY, FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH EXECUTIVE OR EXECUTIVE'S HEIRS, SUCCESSORS OR ASSIGNS HAVE OR MAY HAVE AGAINST ANY RELEASEE ARISING ON OR PRIOR TO THE DATE OF THIS GENERAL RELEASE AND WAIVER (THIS "RELEASE") AND ANY AND ALL LIABILITY WHICH ANY SUCH RELEASEE MAY HAVE TO EXECUTIVE, WHETHER DENOMINATED CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES OR LIABILITIES ARISING FROM ANY AND ALL BASES, HOWEVER DENOMINATED, INCLUDING BUT NOT LIMITED TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, TITLE VII OF THE UNITED STATES CIVIL RIGHTS ACT OF 1964, 42 U.S.C. sec. 1981, THE OHIO CIVIL RIGHTS ACT, secs. 124, 4111, 4112 OR 4123 OF THE OHIO REVISED CODE ANNOTATED, OHIO COMMON LAW OR ANY OTHER FEDERAL, STATE, OR LOCAL LAW AND ANY WORKERS' COMPENSATION OR DISABILITY CLAIMS UNDER ANY SUCH LAWS. THIS RELEASE IS FOR ANY AND ALL CLAIMS INCLUDING BUT NOT LIMITED TO CLAIMS ARISING FROM AND DURING EXECUTIVE'S EMPLOYMENT RELATIONSHIP WITH EMPLOYER AND ITS AFFILIATES OR AS A RESULT OF THE TERMINATION OF SUCH RELATIONSHIP. EXECUTIVE FURTHER AGREES THAT EXECUTIVE WILL NOT FILE OR PERMIT TO BE FILED ON EXECUTIVE'S BEHALF ANY SUCH CLAIM. NOTWITHSTANDING THE PRECEDING SENTENCE OR ANY OTHER PROVISION OF THIS AGREEMENT, THIS RELEASE IS NOT INTENDED TO INTERFERE WITH EXECUTIVE'S RIGHT TO FILE A CHARGE WITH THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION IN CONNECTION WITH ANY CLAIM HE BELIEVES HE MAY HAVE AGAINST ANY OF THE RELEASEES. HOWEVER, BY EXECUTING THIS RELEASE, EXECUTIVE HEREBY WAIVES THE RIGHT TO RECOVER IN ANY PROCEEDING EXECUTIVE MAY BRING BEFORE THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE HUMAN RIGHTS

COMMISSION OR IN ANY PROCEEDING BROUGHT BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE HUMAN RIGHTS COMMISSION ON EXECUTIVE'S BEHALF. THIS RELEASE IS FOR ANY RELIEF, NO MATTER HOW DENOMINATED, INCLUDING, BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WAGES, BACK PAY, FRONT PAY, COMPENSATORY DAMAGES, OR PUNITIVE DAMAGES. THIS RELEASE SHALL NOT APPLY TO ANY OBLIGATION OF EMPLOYER PURSUANT TO SECTION 4(c) OR, IF APPLICABLE, 4(f) OF THE EMPLOYMENT AGREEMENT OR RIGHTS OF EXECUTIVE, IF ANY, TO INDEMNIFICATION AND/OR INSURANCE WITH RESPECT TO HIS SERVICE TO OR FOR THE BENEFIT OF THE EMPLOYER AND ITS AFFILIATES AS AN EMPLOYEE, DIRECTOR OR IN ANY OTHER CAPACITY.

                  (b) EXECUTIVE ACKNOWLEDGES THAT THE TERMINATION BENEFITS HE IS RECEIVING PURSUANT TO THE EMPLOYMENT AGREEMENT IN CONNECTION WITH THE FOREGOING RELEASE ARE IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE ALREADY IS ENTITLED FROM EMPLOYER.

                  3.       CERTAIN FORFEITURES IN EVENT OF BREACH

                  The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Executive materially breaches any of his obligations under this Agreement, the Executive will forfeit his right to receive the Termination Benefits under the Employment Agreement to the extent not theretofore paid to him as of the date of such breach and, if already made as of the time of breach, the Executive agrees that he will reimburse the Employer, immediately, for the amount of such payment.

                  4.       NO ADMISSION

                  This Release does not constitute an admission of liability or wrongdoing of any kind by the Employer or its affiliates.

                  5.       HEIRS AND ASSIGNS

                  The terms of this Release shall be binding on the Executive and his successors and assigns.

                  6.       KNOWING AND VOLUNTARY WAIVER

                  The Executive acknowledges that, by the Executive's free and voluntary act of signing below, the Executive agrees to all of the terms of this Release and intends to be legally bound thereby.

                  The Executive understands and acknowledges that he may consider whether to agree to the terms contained herein for a period of twenty-one days after the Termination Date. However, the Termination Benefits will be delayed until this Release is executed and delivered to the Employer; provided that there shall be no such delay with respect to any Termination Benefit that is due to be paid upon the closing date of a

Change in Control (as defined in the Employment Agreement). The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Release.

                  This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the "Release Effective Date"). During the seven-day period prior to the Effective Date, the Executive may revoke his agreement to accept the terms hereof by serving notice in writing to the Employer of his intention to revoke. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits provided for herein, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse the Employer for the amounts of such payment.




                                           ------------------------------------
                                           John L. Schwager

Acknowledgment
--------------

         STATE OF _________________)
                                  ss:
         COUNTY OF_________________)



On the ____ day of __________, 20__, before me personally came John L. Schwager who, being by me duly sworn, did depose and say that he resides at _________________; and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Release attached hereto, that he has reviewed all of the terms of the Release and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.


------------------------------
Notary Public

Date:
     -------------

                                    EXHIBIT B

                               NOTICE OF EXERCISE

Belden & Blake Corporation

---------------------------

---------------------------


                                              Date of Exercise:
                                                               -----------------


Ladies and Gentlemen:

         This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

             Stock option dated
                                                --------------------------------
             Number of shares as to which
             option is exercised
                                                --------------------------------

             Certificates to be issued in
             name of:
                                                --------------------------------

             Total exercise price:              $
                                                --------------------------------

             Cash payment delivered herewith:   $
                                                --------------------------------

         By this exercise, I agree (i) to provide such additional documents as Executive may reasonably require and (ii) to provide for the payment by me to Executive of your withholding obligation, if any, relating to the exercise of this option.

         I hereby make the following certifications and representations with respect to the number of shares of Common Stock of Employer listed above (the "SHARES"), which are being acquired by me for my own account upon exercise of the Option as set forth above:

         I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "ACT"), and are deemed to constitute "restricted securities" under Rule 701 and "control securities" under Rule 144 promulgated under the Act. I warrant and represent to Employer that I have no present intention of distributing or selling said Shares, except as permitted under the Act and any applicable state securities laws.

         I further acknowledge that I will not be able to resell the Shares for at least ninety (90) days after the stock of Employer becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of Employer under Rule 144.

         I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to Employer's Articles of Incorporation, Bylaws and/or applicable securities laws.

         I further agree that, if required by Employer (or a representative of the underwriters) in connection with an underwritten registration of the offering of any securities of Employer under the Act, I will not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of Employer during such period (not to exceed one hundred eighty (180) days or, if less, the period of time any other executive officer of Employer is so restricted) following the effective date of the registration statement of Employer filed under the Act (the "EFFECTIVE DATE") as may be requested by Employer or the representative of the underwriters. I further agree that Employer may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

                                                  Very truly yours,


                                                  ------------------------------
                                                  John L. Schwager


                                      B-2